SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF NEW YORK

ALLIANCE DATA SYSTEMS CORPORATION,		:
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	Plaintiff,	:
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-against-		:	Index No.

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BLACKSTONE CAPITAL PARTNERS V L.P.,	:	COMPLAINT
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Defendant.	:
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Plaintiff Alliance Data Systems Corporation (“ADS” or the “Company”), by and through its undersigned counsel, for its complaint against Defendant Blackstone Capital Partners V L.P. (“Blackstone V”), alleges on knowledge with respect to its own actions and otherwise on information and belief as follows:

I. NATURE OF THE ACTION

1. This is an action for breach of a Limited Guarantee dated May 17, 2007 by Blackstone V in favor of ADS (the “Limited Guarantee”), wherein Blackstone V guaranteed the obligation of its affiliate to pay ADS a Business Interruption Fee (“BIF”) of $170 million.

2. On May 17, 2007, The Blackstone Group L.P. (“Blackstone Group”), an affiliate of Blackstone V, agreed to acquire ADS for $81.75 per common share, or some $7.8 billion. Blackstone Group caused its controlled subsidiaries Aladdin Holdco, Inc. (“Parent”) and Aladdin Merger Sub, Inc. (“Merger Sub”) to enter into an Agreement and Plan of Merger (the “Merger Agreement”) with ADS. The Merger Agreement was signed by Blackstone Group’s Senior Managing Director in the Corporate Private Equity Group, Paul C. Schorr IV, who was also Blackstone Group’s designee as President of Parent.

3. To enable Parent and Merger Sub — asset-less shell companies — to pay for the transaction, Blackstone Group caused its controlled $19+ billon investment fund, Blackstone V, to agree to buy Parent’s equity for $1.8 billion. Blackstone Group’s Schorr signed the Equity Commitment Letter for Blackstone V as its “Manager” and for Parent as its President. Blackstone Group was to obtain the balance of the merger cost through a Debt Commitment Letter from certain lenders. Again, Blackstone Group’s Schorr signed the Debt Commitment Letter on behalf of Merger Sub.

4. Blackstone Group also caused Blackstone V to enter into the Limited Guarantee, wherein Blackstone V agreed to pay ADS the $170 million BIF if Parent and Merger Sub breached the Merger Agreement. Schorr signed the Limited Guarantee as well.

5. Because ADS owns a bank regulated by the Office of the Comptroller of the Currency (the “OCC”), Blackstone Group knew that, as part of its acquisition of ADS, it, Blackstone V, Parent, Merger Sub, and their senior executives would have to file a Notice of Change in Control with the OCC, and would be subject to conditions imposed by the OCC to obtain the necessary OCC approvals for the transfer of control of the bank, a condition to allowing the transaction to close.

6. Blackstone Group caused Parent and Merger Sub to commit in the Merger Agreement to use their reasonable best efforts to consummate the merger as expeditiously as practicable, including obtaining the required OCC approval. Blackstone Group also caused its controlled subsidiaries to represent in the Merger Agreement that they had the ability to cause Blackstone Group and Blackstone V to take the steps necessary to obtain governmental approvals for the transaction.

7. In contract negotiations with ADS representatives, Blackstone Group repeatedly represented that it was committed to completing the transaction expeditiously, and would do everything that was reasonably possible to do so.

8. The OCC responded to Blackstone Group’s Notice of Change in Control by asking for Blackstone Group to satisfy certain conditions to enable the OCC to make its requisite findings, which are mandated by statute.

9. Blackstone Group, which is represented by Simpson, Thacher & Bartlett LLP (“Simpson Thacher”), is a very sophisticated, multi-billion dollar private equity firm. Simpson Thacher is among the most experienced private equity law firms in the country.

10. Because Blackstone Group’s acquisition would transform ADS from an investment-grade, NYSE-listed public company into a highly-leveraged private company, Blackstone Group and its counsel knew that the OCC would impose conditions to granting the required approval. The conditions that the OCC imposed were not extraordinary or unprecedented.

11. After causing Parent and Merger Sub to sign the Merger Agreement and after ADS’s stockholders had approved it (by a 99% margin), Blackstone Group came under intense pressure from its lenders, who had committed over $6 billion to fund the purchase, to abandon the transaction. As the credit markets tightened, Blackstone Group knew that the lenders stood to lose many hundreds of millions of dollars if the deal closed. Blackstone Group cannot pursue its private equity business without support from its lenders. Thus, to preserve its relationships with its lenders, Blackstone Group decided to cause Parent and Merger Sub to breach the Merger Agreement and terminate the deal. Additionally, Blackstone Group’s executives concluded that Blackstone Group did not want to complete the transaction, which also motivated Blackstone Group to cause Parent and Merger Sub to breach the Merger Agreement.

12. Because a breach by Parent and Merger Sub would cost Blackstone V its $170 million guarantee and damage its reputation in the industry, Blackstone Group did everything it could to cause a necessary condition to closing to fail — namely, OCC approval — in the hopes of avoiding payment of the $170 million fee and harm to its reputation for walking out on the deal.

13. In response to Blackstone Group’s change of control filing, the OCC required post-acquisition ADS to maintain a $400 million fund to supply additional capital to the bank if needed. Blackstone Group repeatedly mischaracterized the OCC condition and refused to agree to it, claiming it would materially worsen the economics of the deal for Blackstone Group.

14. Blackstone Group’s refusal was unreasonable and caused Parent and Merger Sub to breach its obligations under the Merger Agreement.

15. To save the transaction for its stockholders, ADS proposed that the purchase price be reduced by $400 million and that the savings to Blackstone Group be used to fund the OCC requirement. Blackstone Group again refused, despite the absence of any economic burden on it.

16. The OCC also asked Blackstone Group to agree to provide a backstop non-cash guarantee in the event ADS failed to establish the $400 million account, or if the funds in the account somehow became inaccessible. Once again, Blackstone Group repeatedly mischaracterized the request and refused, even though Blackstone Group’s counsel conceded that the likelihood that the backstop guarantee would ever be called upon was “virtually nil.”

17. Blackstone Group’s actions to protect its relationship with its lenders and its reputation, and to avoid paying the $170 million BIF, were intentional and taken in extreme bad faith. They breached representations Blackstone Group’s senior executives had made during the negotiation of the transaction. These actions constituted a breach of Parent’s and Merger Sub’s obligations under the Merger Agreement. Accordingly, Blackstone V is obligated to pay ADS the $170 million BIF pursuant to the Limited Guarantee.

II. THE PARTIES AND JURISDICTION

18. Plaintiff Alliance Data Systems Corporation is a Delaware corporation whose stock is traded on the NYSE. ADS is a leading provider of marketing, loyalty and transaction services, managing over 120 million consumer relationships for some of North America’s most recognizable companies.

19. Defendant Blackstone Capital Partners V L.P. is a Delaware limited partnership with its principal office in New York, New York.

20. Blackstone V has consented to personal jurisdiction in this Court.

21. Blackstone V has consented to subject matter jurisdiction in this Court.

22. This Court also has subject matter jurisdiction under New York G.O.L. § 5-1402 as the agreements and obligations at issue in this action relate to, or arise out of, a transaction covering more than $1,000,000.

23. The Limited Guarantee provides that it shall be deemed to be made in New York and in all respects be interpreted, construed, and governed by and in accordance with New York law.

24. Venue is proper in the County of New York under C.P.L.R. 501 and 503.

III. FACTUAL BACKGROUND

A. THE TRANSACTION

25. In October 2006, after receiving some unsolicited indications of interest in the purchase of ADS, the Company’s Board hired financial advisors (Lehman Brothers Inc. and Banc of America Securities LLC), and subsequently began a due diligence process involving both strategic and financial buyers.

26. Through the due diligence process and negotiations with ADS, each bidding party knew that ADS owned World Financial Network National Bank (“WFNNB”), a credit card bank that provides credit card services and that is a component of ADS’s retail services business unit. All bidders knew that the transfer of control of WFNNB, and regulatory approval for the transfer of control, was part and parcel of any acquisition of ADS. All bidders also knew that an acquisition of ADS would involve obtaining regulatory approvals for the transfer of control of World Financial Capital Bank (ADS’s much smaller industrial bank), or a transfer or other disposition of that asset.

27. After a lengthy solicitation, negotiation, and bidding process, a Blackstone Group affiliate, Blackstone V, emerged with an offer of $81.75 cash per share of ADS stock. The parties (ADS, Parent and Merger Sub) executed the Merger Agreement on May 17, 2007, and Parent and Merger Sub entered into certain other merger-related documents, including (i) an equity commitment letter between Blackstone V and Parent, wherein Blackstone V committed to purchase the equity of Parent for $1.8 billion, (ii) a debt commitment letter between Merger Sub and lenders who committed to provide up to $6.6 billion in aggregate debt financing, and (iii) the Limited Guarantee by Blackstone V in favor of ADS, wherein Blackstone V guaranteed Parent’s obligation to pay the $170 million BIF.

B. THE MERGER AGREEMENT

28. The Merger Agreement requires that Parent and Merger Sub timely obtain the approval of bank regulatory authorities. It states that Parent and Merger Sub shall use reasonable best efforts to consummate the deal in “the most expeditious manner practicable,” and that duty extends to obtaining OCC and other approvals:

Each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the transactions provided for in this Agreement, including, but not limited to, (i) preparing and filing...all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of such actions as are necessary to obtain any requisite approvals. .         .including. . .filings pursuant to any federal or state banking Laws, including the Change in Bank Control Act, the Bank Merger Act, the Bank Holding Company Act of 1956, as amended, and...the preparation and filing, as soon as practicable, of any form or report required by any other Governmental Entity relating to any Regulatory Approval...and (ii) causing the satisfaction of all conditions set forth in Article 7.

Merger Agreement § 6.5.1 (emphasis added).

29. Article 7 of the Merger Agreement lists conditions that must be satisfied or waived before the respective obligations of each party to effect the Transaction arise, including a condition that all regulatory approvals be in full force and effect. These provisions make clear that the parties knew that OCC approval was required to effect the merger, and that Parent and Merger Sub were required to cause their controlling principals, Blackstone Group and Blackstone V, to take the steps necessary to obtain that regulatory approval. In furtherance of this obligation, Parent and Merger Sub expressly represented that they had the power, authority, and ability to consummate the Transaction and to do what they promised to do under the Merger Agreement. See Section 5.2.1

30. Additionally, Article 7 provides that Parent and Merger Sub cannot rely on the failure of any condition to be satisfied if such failure was caused by Parent’s and Merger Sub’s “failure to act in good faith to comply” with the Merger Agreement and consummate the transactions contemplated therein. See Section 7.4. Thus, Parent and Merger Sub had a duty of good faith to consummate the transactions contemplated by the Merger Agreement, which included obtaining OCC approval.

31. If Parent and Merger Sub had wanted an avenue to get out of the Merger Agreement if a regulatory approval would not be granted on terms satisfactory to them or otherwise in their best interest, they certainly could have bargained for such language, which is present in many other acquisition agreements. The Merger Agreement, however, did not provide Parent and Merger Sub with the option of terminating if they ultimately concluded that the requirements for obtaining OCC approval were not to their liking, or were otherwise deemed by them to be adverse to their acquisition of ADS.

C. The OCC approval process

32. On or about June 28, 2007, Blackstone Group, Blackstone V, Parent, and Merger Sub (the “Blackstone Entities”) filed a Notice of Change in Control with the OCC under the federal Change in Bank Control Act. The Notice of Change in Control identified the following individuals and entities, among others, as “notificants,” i.e., the persons giving notice of their intention to acquire WFNNB: Blackstone Group, Blackstone V, Blackstone Management Associates V LLC (Blackstone V’s managing partner), Parent, Merger Sub, and Stephen A. Schwarzman (Blackstone Group’s Chairman, CEO, and Co-Founder).

33. Thus, Blackstone Group and Blackstone V assumed the lead role in the OCC approval process, and not once did they complain or contend that there was no contractual obligation for them to do so. Indeed, they consistently held themselves out to the OCC as the parties who, along with their affiliates, were seeking to acquire WFNNB.

34. For a period of time, the Blackstone Entities and ADS all attempted to expeditiously obtain regulatory approval. Between November and early January, the OCC presented Parent and Merger Sub and their controlling principals with not one, but two clear means to obtain approval of the Notice of Change in Control. These means were consistent with those satisfied by other parties seeking to take control of a credit card bank.

35. In late December or early January 2008, Parent and Merger Sub, along with the other Blackstone Entities, appear to have decided that they no longer wished to consummate the Transaction. This decision flowed from the tightening of the credit market and intense pressure from their lenders. Blackstone Group’s executives’ decision not to go forward with the deal was unrelated to the performance of ADS, but rather was based on “buyer’s remorse” and their desire to placate the lenders upon whom Blackstone Group relies for financing its acquisitions, who were facing a write-down of many hundreds of millions of dollars when they tried to sell the deal debt. These reasons did not justify or permit a termination of the Merger Agreement, leading the Blackstone Entities to seize upon the only two unfulfilled conditions to closing as their escape hatch: obtaining the bank regulatory approvals for change in control of ADS’s two banks.

36. From that point, Parent and Merger Sub, with the assistance and at the direction of their controlling principals Blackstone Group and Blackstone V, feigned cooperation while delaying any genuine attempts to obtain approval. Over the course of negotiations, Parent and Merger Sub provided increasingly delayed responses to the OCC and ultimately refused to respond at all to certain of the OCC’s requests, breaching their obligations under the Merger Agreement.

D. Parent’s and Merger Sub’s Attempts to Walk Away From the Deal

37. In late January, Blackstone Group’s Schorr, who signed the Merger Agreement for Parent and Merger Sub, sent a letter on behalf of Parent stating that Parent and Merger Sub did not believe a certain condition to closing (i.e., OCC approval) would be satisfied, but that Parent and Merger Sub would be willing to negotiate a different, unidentified transaction with ADS (the “Notice”).

38. In response to the Notice, on January 30, 2008, ADS sued Parent and Merger Sub for specific performance in the Delaware Court of Chancery. Subsequently, in light of representations to the Court of Chancery and others that Blackstone Group was, in fact, committed to close the current deal, Blackstone’s correspondence to regulators, and representations to ADS that they would work with ADS to explore alternative proposals to satisfy the OCC and close the merger, ADS dismissed the specific performance lawsuit without prejudice on February 8, 2008.

39. Intent on obtaining as large a premium as possible for its shareholders, ADS reiterated to Parent and Merger Sub their obligations to obtain OCC approval and close the current deal, and proposed potential alternatives to satisfy the OCC’s conditions. These involved (i) potentially escrowing a portion of the merger consideration to be used to backstop WFNNB during the period the Blackstone Entities remained controlling owners, (ii) having certain stockholder groups satisfy the source of strength requirements, or (iii) reducing the purchase price concomitant with an amount the Blackstone Entities would then pledge to provide the source of strength backstop required by the regulators. In response, the Blackstone Entities’ representatives and counsel informed ADS that they were interested in exploring these ideas and eager to work toward OCC approval and closing.

40. On that same day, however, the Blackstone Entities’ representatives told one ADS stockholder group not to participate in any attempt to put up the cash, collateral, or credit to serve as a backstop for WFNNB, and claimed that the OCC’s conditions for approval were closer to $1 billion than $400 million. In other words, the Blackstone Entities were subverting efforts to close the deal while simultaneously telling ADS that it wanted to explore these same efforts.

41. In discussions and correspondence following the dismissal of the first lawsuit, Parent and Merger Sub have not worked in good faith with ADS to close the Transaction or to explore alternative proposals to satisfy the OCC. Rather, they have tried to create a façade of cooperation while acting to delay the OCC approval process until Blackstone Group could try to claim that the period in which to close the Transaction had run out. For example:

•	the Blackstone Entities’ Notice of Change in Control has remained incomplete despite repeated admonitions from the OCC and ADS that it could be returned as abandoned;

•	Parent and Merger Sub insisted on additional concessions from the OCC that they knew would never be accepted and continued to raise new issues with the OCC for the sole purpose of delay;

•	Parent and Merger Sub continued to insist that the amount of source of strength and other requirements requested by the OCC were unreasonable and unprecedented, despite repeated assurances by the OCC and citations to prior approvals demonstrating the contrary; and

•	Parent and Merger Sub refused to negotiate an amendment to the Merger Agreement with ADS whereby ADS would recommend to its stockholders that the merger compensation be reduced to provide funds to satisfy bank regulators’ source of strength requirements.

42. Because of Parent’s and Merger Sub’s breaches that delayed the OCC approval process, consideration of the transfer of the industrial bank — which had been put on hold by regulators pending the outcome of the OCC approval process — was never reached.

E. Parent’s and Merger Sub’s breaches of the Merger Agreement

43. Parent and Merger Sub have breached, without limitation, the following provisions of the Merger Agreement:

a)	Section 6.5.1 by, among other things, (i) failing to timely obtain, and failing to cause to be timely obtained, approval by the OCC and the Federal Deposit Insurance Company, (ii) attempting to delay the approval process to a date beyond the Termination Date; (iii) taking positions that Parent and Merger Sub knew or should have known the OCC would find unacceptable and not conducive to obtaining the approvals (despite ADS’s recommendations that the OCC’s requests and positions be accepted); (iv) deciding that Parent and Merger Sub did not like and were unwilling (as opposed to unable) to accept terms proposed by the OCC;

b)	Section 6.5.3 by, among other things, failing to respond fully on multiple occasions to the OCC’s information requests to Parent’s and Merger Sub’s banking counsel, resulting in the Notice of Change in Control being “incomplete”;

c)	Section 6.5.4 by, among other things, failing to respond to several inquiries and responses from the OCC as promptly as reasonably practicable under the circumstances;

d)	Section 6.5.6 by, among other things, taking (and failing to cause its controlling principals not to take) positions before the OCC that Parent and Merger Sub knew would frustrate or delay the approval process, and submitting (and failing to cause its controlling principals not to submit) proposals to the OCC that Parent and Merger Sub knew would be rejected, thus preventing and materially impairing the consummation of the transactions contemplated by the Merger Agreement;

e)	Section 5.3.2 by, among other things, avoiding obtaining regulatory approval by taking the position that Parent and Merger Sub do not have, and never had, the power and authority to perform their obligations under the Merger Agreement and to consummate the transactions provided in the Merger Agreement, including those obligations set out in Sections 6.5.1 and 6.14, without the consent, approval, authorization or permit of their controlling principals. This position also constitutes a breach of the representations in Sections 5.3.2 and 5.2; and

f)	Section 5.6.1 by, among other things, claiming that the debt commitment and equity commitment are not sufficient to enable the regulatory approvals to be obtained.

F. ADS’s Right to Payment Under The Limited Guarantee

44. Because Blackstone Group’s acquisition vehicles, Parent and Merger Sub, are essentially asset-less shell entities, ADS insisted that Blackstone V guarantee Parent’s payment of the BIF. Under the Limited Guarantee, ADS is entitled to payment from Blackstone V, and is not required to first sue or obtain a judgment or order of payment against Parent before ADS is entitled to payment from Blackstone V.

45. On the afternoon of April 18, 2008, Parent attempted to terminate the Merger Agreement under Section 8.1(b)(ii), which allows any party, with certain exceptions applicable here, to unilaterally terminate after April 17, 2008. This purported termination was invalid, however, because Section 8.1(b)(ii) provides that the right of a party to terminate is not available if that party’s breach has been the cause of, or resulted in, the failure of the merger to occur on or before April 17, 2008. As shown above, Parent’s and Merger Sub’s breaches were the cause of, and resulted in, the failure of the merger to be consummated on or before April 17, 2008.

46. While not a valid termination, this attempt to terminate constituted a repudiation of the Merger Agreement by Parent and Merger Sub. Later that same day, ADS validly terminated the Merger Agreement under Section 8.1(c)(i) based on the breaches by Parent and Merger Sub outlined above. This termination triggered Parent’s obligation to pay the BIF, and ADS is therefore entitled to payment of the BIF from Blackstone V under the Limited Guarantee.

IV. CAUSES OF ACTION

FIRST CAUSE OF ACTION: BREACH OF CONTRACT

47. ADS repeats and realleges each allegation set forth herein.

48. Blackstone V guaranteed the performance of Parent’s obligation to pay the BIF and certain expenses incurred by ADS.

49. ADS, accordingly, seeks from Blackstone V damages in an amount to be determined at trial, but not less than $170,000,000.

50. ADS is also entitled under the Limited Guarantee to recover all reasonable out-of-pocket expenses, including reasonable fees of counsel, incurred in association with ADS’s enforcement of its rights under the Limited Guarantee.

V. PRAYER

WHEREFORE, Plaintiff Alliance Data Systems Corporation respectfully requests the following relief:

A.	Judgment in its favor on the First Cause of Action against Defendant in an amount to be determined at trial, plus interest, attorneys’ fees, costs, expenses, and disbursements Plaintiff has incurred and may in the future incur in connection with the exercise of its rights under the Limited Guarantee;

B.	Such other and further relief as the Court may deem equitable, just, and proper.

Dated:	New York, New York April 18, 2008
SHAPIRO FORMAN ALLEN & SAVA LLP
		By:	/s/

Stuart L. Shapiro Michael I. Allen Yoram J. Miller

380	Madison Avenue

New York, NY 10017
(212) 972-4900

Attorneys for Plaintiff

Of Counsel:

R. Laurence Macon
Mary L. O’Connor
Lisa S. Gallerano
AKIN GUMP STRAUSS HAUER & FELD LLP
1700 Pacific Avenue, Suite 4100
Dallas, TX 75201
(214) 969-2800

[1]	All references to “Section ” and “Article ”are to sections and articles, respectively, of the Merger Agreement, unless otherwise noted.